Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

STEMLINE THERAPEUTICS, INC.

June 26, 2019

Stemline Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: That the Board of Directors of the Corporation (the “Board”), pursuant to a unanimous written consent of the Board dated April 26, 2019 duly adopted resolutions approving an amendment to the Restated Certificate of Incorporation and declared said amendment to be advisable. The proposed amendment is as follows:

RESOLVED, the Corporation’s Restated Certificate of Incorporation be amended by deleting the first paragraph of the Article Fourth and by substituting in lieu thereof the following as the amended first paragraph:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 88,750,000 shares, consisting of (i) 83,750,000 shares of Common Stock, $0.0001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer as of the date first written above.

STEMLINE THERAPEUTICS, INC.

By:	/s/ Kenneth Hoberman
Name: Kenneth Hoberman
Title: Chief Operating Officer

[Signature Page to Certificate of Amendment of Certificate of Incorporation of Stemline Therapeutics, Inc.]